Exhibit 99.1

FOR IMMEDIATE RELEASE

CHRISTOPHER DODS NAMED VICE CHAIRMAN
AND CHIEF OPERATING OFFICER AT FIRST HAWAIIAN, INC. AND FIRST HAWAIIAN BANK

Management changes also include Neill Char

promoted to Executive Vice President of the Retail Banking Group

HONOLULU, Hawaii April 22, 2021--(Globe Newswire) --First Hawaiian, Inc. (NASDAQ:FHB), (“First Hawaiian” or the “Company”) announced today that Christopher L. Dods has been named Vice Chairman and Chief Operating Officer, effective May 1, 2021 of the Company and its bank subsidiary, First Hawaiian Bank (the “Bank”). The Bank also will promote Neill Char to Retail Banking Group Executive Vice President effective May 1, 2021.

Dods, 46, who was most recently Executive Vice President, Digital Banking and Marketing Group, will assume a new role as Vice Chairman and Chief Operating Officer, overseeing the Bank’s Enterprise Operations Services, Enterprise Technology Management, Information Technology, Digital Banking, Marketing and Communications and the Card Services Division.  Dods joined First Hawaiian Bank in 2007 and has over 14 years of financial experience in the areas of Consumer Banking, Digital Banking, Marketing, Communications and Payments.  He currently leads the Bank’s digital transformation strategy.

“Chris has been leading significant initiatives in digital banking, card services, and the marketing areas of First Hawaiian,” said First Hawaiian Chairman, President and CEO Bob Harrison. “He has an incredible work ethic and is passionate about transforming the bank to better serve our customers.”

“Having grown up with First Hawaiian Bank, the opportunity to join the bank 14 years ago and work alongside this dynamic team has been a true privilege,” said Christopher Dods, First Hawaiian Bank Executive Vice President, Digital Banking and Marketing Group. “I’m looking forward to working with Bob in this new capacity as we continue the bank’s 162-year history of building relationships with our customers and connecting them with the services and resources that can assist them with their financial needs.”

Harrison today also announced the July 1, 2021 retirement of Mitchell Nishimoto, Vice Chairman of the Retail Banking Group, after a storied 35-year career at First Hawaiian.

“Mitchell has been an exceptional leader throughout his remarkable career at First Hawaiian,” Harrison said.  “Under his stewardship the retail banking group has successfully navigated an unprecedented amount of change.  It is truly a testament to Mitchell’s management philosophy and practice that First Hawaiian Bank has continued to be recognized as one of Hawaii’s Best Places to Work, helping us grow to a $22.7 billion bank in 2021.” Mitchell Nishimoto will stay on through June to assist with the transition.

Executive Vice President Neill Char, 50, who was named last August to the bank’s senior management committee as Executive Vice President and Commercial Banking Group Manager, will succeed Nishimoto as Executive Vice President in charge of the Retail Banking Group. In this role he will continue to lead the Commercial Banking Group, and also oversee First Hawaiian Bank’s entire branch network in Hawaii, Guam and Saipan.

First Hawaiian, Inc.

First Hawaiian, Inc. (NASDAQ:FHB) is a bank holding company headquartered in Honolulu, Hawaii.  Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop & Company, is Hawaii’s oldest and largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company’s website, www.fhb.com.

Investor Relations Contact: Kevin Haseyama, CFA (808) 525-6268 khaseyama@fhb.com	Media Contact: Susan Kam (808) 525-6254 skam@fhb.com